EXHIBIT 2.2



                              PURCHASE AGREEMENT

                                      among

                                 COMARCO, INC.,

                              COMARCO SYSTEMS, INC.

                               EWA SERVICES, INC.

                                     and for
                         purposes of Section 10.14 only,

                       ELECTRONIC WARFARE ASSOCIATES, INC.


                                  July 10, 2000



     This PURCHASE AGREEMENT (the "Agreement") is dated as of July 10, 2000 and is entered into among COMARCO, INC., a California corporation ("COMARCO"), COMARCO SYSTEMS, INC., a California corporation and wholly-owned subsidiary of COMARCO (the "Company") and EWA SERVICES, INC., a Delaware corporation and a wholly owned subsidiary of ELECTRONIC WARFARE ASSOCIATES, INC., a Virginia corporation (the "Buyer").

         WHEREAS, the Buyer desires to acquire and assume, and the Company desires to sell and transfer, the Company's interests in the joint venture partnerships identified on Schedule 1.1(g) and the contracts and subcontracts identified on Schedule 1.1(e) (the "Principal Contracts") pursuant to which the Company provides certain information technology consulting and engineering services to governmental agencies and other customers, together with the business, assets and goodwill, and certain of the liabilities, associated therewith (the "Purchased Engineering Business").

         NOW, THEREFORE, in consideration of the mutual agreements contained herein and such other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

    I.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.10), the Company shall sell, assign, transfer, convey and deliver to the Buyer, and Buyer shall purchase and accept from the Company all of the Company's right, title and interest, as of the Effective Time, in and to the following assets of the Company, which are used in connection with the Purchased Engineering Business (collectively, the "Purchased Assets"):

     (a) the trademarks and patents (and applications with respect to any of the foregoing) listed on Schedule 1.1(a);

     (b) the trade names, intellectual property and other intangible rights of whatever nature listed on Schedule 1.1(b);

     (c) the proprietary software listed on Schedule 1.1(c);

     (d)  the  machinery,   equipment,  leasehold  improvements,   fixtures  and
furniture listed on Schedule 1.1(d) and  supplies;

     (e) the agreements, contracts and subcontracts, including the Principal Contracts, listed on Schedule 1.1(e) (the "Contracts");

     (f) (i) the deposits or other prepayments made by the Company in connection with the Contracts included in the Purchased Assets as of the Closing Date, (ii) the notes receivable from Transferred Employees evidencing computer loans, and
(iii) the Note  Receivable  from the  Interop  Joint  Venture,  all as listed on
Schedule 1.1(f);

     (g) the interests in the joint venture partnerships identified on Schedule 1.1(g);

     (h) all client lists, supplier lists, sales files, business development information, databases, price lists and pricing records and schedules, rate records, sales literature, technical literature, information and know-how, and general intangibles, relating to the Engineering Business, licenses used in furtherance of the Purchased Engineering Business (to the extent transferable), trade association or other memberships relating to the Purchased Engineering Business (to the extent transferable), and any other books, documents, instruments and records (other than financial, accounting, tax and personnel, payroll and related records, copies of which will be furnished, as requested, to the Buyer);

     (i) all unbilled accounts receivable relating to the Purchased Engineering Business, as of the Effective Time (the "Unbilled Accounts"); and

     (j) all goodwill associated with the Purchased Engineering Business.

         I.2      Excluded Assets.

     (a) Notwithstanding any other provision of this Agreement, the Buyer shall not acquire any (a) cash and cash equivalents; (b) (i) billed accounts receivable uncollected as of the Effective Time as identified on Schedule 1.2, and (ii) additional amounts billed by the Company, whether prior to or after the Effective Time, for activity up to the Effective Time (collectively, the "Billed Accounts"); (c) bank accounts or other similar accounts; (d) any rights in the name COMARCO; (e) assets shown on Schedule 1.2; (f) rights with respect to any Employee Plan (as defined in Section 1.7) except as otherwise provided in
Section 1.6, or to any tax refunds, credits and other benefits relating to taxes of any nature whatsoever; (g) rights to or in any insurance policies held by the Company or its affiliates or rebates, reimbursements, dividends or returns as a result of premiums or surcharges for workers compensation insurance coverage paid by the Company or its affiliates; and (h) financial, accounting, tax and personnel, payroll and related records ("Excluded Assets").


     (b) To the extent that the assignment of any Contract shall require the consent of any other party, this Agreement shall not constitute a contract to assign the same if any attempted assignment would constitute a breach thereof. The Company shall use its reasonable efforts to obtain any consent necessary to any such assignment in accordance with Section 5.1 and the Buyer agrees to reasonably cooperate with the Company in the Company's attempt to obtain such consents. If any such consent is not obtained prior to the Closing then the parties shall enter into the Agency Agreement (as defined in Section 1.10(a)(iii) hereof) with respect to such Contract, and the Company shall cooperate with the Buyer in any reasonable arrangement requested by the Buyer designed to provide to the Buyer the benefits under any such Contract, including enforcement of any and all rights of the Company against the other party thereto arising out of breach or cancellation thereof by such other party or otherwise.

     I.3 Consideration. In consideration for the sale and delivery of the Purchased Assets the Buyer shall:

     (a) pay to the Company $220,000;

     (b) pay to the Company an amount equal, as of the Effective Time, to (i) the amounts of the Note Receivable from Interop Joint Venture, the prepayments and deposits, and the notes receivable from employees, each as listed on
Schedule 1.1(f); and (ii) 50% of the value of the fixed assets included in the Purchased Assets;

     (c) pay to the Company an amount equal to the value, net of reserves, as of the Closing Date of the Unbilled Accounts, which will reflect a $3,000,000 write off relative to the B-2 Contract;

     (d) assume the Assumed Liabilities (as such term is defined in Section 1.5 hereof); and

     (e) perform the promises and covenants contained herein (collectively the "Purchase Price").


     I.4 Payment of Purchase Price. The Purchase Price shall be paid to the Company in accordance with the following:


     (a) Not more than 3 days prior to the Closing Date, the Company shall provide to the Buyer in writing the Company's estimate of the payment to be made at the Closing (the "Estimated Closing Payment Statement") which shall detail the Company's estimate, as of the Effective Time, of the items specified in Sections 1.3(a), (b), (c) and (d) and Section 1.7(d).

     (b) If the Estimated Closing Payment Statement reflects a net positive amount, on the Closing Date the Buyer shall pay such net positive amount to the Company by wire transfer to such account as is designated by the Company to the Buyer in writing at least 2 days prior to the Closing Date.

     (c) If the Estimated Closing Payment Statement reflects a net negative amount, on the Closing Date the Company shall pay such net negative amount to the Buyer by wire transfer to such account as is designated by the Buyer to the Company in writing at least 2 days prior to the Closing Date.


     (d) The Buyer will remit all collections of the Billed Accounts to the Company as received by the Buyer as provided in Section 5.9 hereof.

     (e) As soon as practicable after the Closing, but in no event later than 60 days after the Closing Date, the Company shall (i) review the books and records of the Company, (ii) calculate the final value of the items on the Estimated Closing Payment Statement, as of the Effective Time, (iii) prepare a statement setting forth the same (the "Closing Payment Statement") and (iv) deliver the Closing Payment Statement to the Buyer. The Buyer then shall have 30 days following receipt of the Closing Payment Statement to give the Company written notice of its objection to any item or calculation contained therein (an "Objection Notice"). If the Buyer does not deliver to the Company an Objection Notice within such 30 day period, the Purchase Price Statement shall be deemed final and conclusive and shall be binding on the parties. If, however, the Buyer delivers to the Company an Objection Notice, the parties shall meet and shall attempt in good faith to resolve such objections. If the parties are unable to resolve the Buyer's objections within 30 days following such objections, the parties promptly shall refer such objections and the Company's responses thereto to an independent accountant from a "Big 5" accounting firm mutually agreed upon by the Buyer and the Company or, to the extent they are unable to agree, as appointed by the Society of California Accountants (the "Independent Accountant") for resolution. The Independent Accountant shall resolve all such objections within 30 days after appointment. The parties shall make available to the Independent Accountant such books, records and supporting documentation as the Independent Accountant deems reasonably necessary to make its determination. The Independent Accountant may evaluate only items or matters identified in the Objection Notice, and the Independent Accountant's findings with respect thereto shall not exceed the amount claimed by either party. The Closing Payment Statement as finalized by the Independent Accountant shall be deemed final and conclusive and shall be binding on the Buyer and the Company. The fees and expenses of the Independent Accountant in resolving all such objections shall be borne one-half by the Buyer, as finally determined, and one-half by the Company. If the Closing Payment Statement as finally determined pursuant to this Section 1.4(b) reflects an amount greater than the amount of the Estimated Closing Payment paid on the Closing Date, no later than 5 days after the final determination thereof, the Buyer shall pay by wire transfer to the Company the absolute amount of the difference. If the amount reflected on the Closing Payment Statement is less than the amount of the Estimated Closing Payment paid on the Closing Date, no later than 5 days after final determination thereof, the Company shall pay to the Buyer by wire transfer the absolute amount of the difference.


     I.5 Assumption of Liabilities.

     (a) The Buyer agrees to, and shall, assume only the liabilities specifically described on Schedule 1.5 hereto (the "Assumed Liabilities"), which Assumed Liabilities shall include all of the Company's obligations and performance requirements under the Company's contracts with the United States Air Force covering the development of depot maintenance test sets for the B-2 aircraft system, which contracts are identified on Schedule 1.1(e) hereto as the "B-2 Contract" (the "B-2 Contract"). The Buyer acknowledges that it has had a full opportunity to review the B-2 Contract and the Company's records with respect thereto and is entering into this Agreement in reliance on its evaluation and analysis thereof. The Buyer acknowledges that it will be responsible for all performance related obligations under or in respect of, and will be assuming the risks associated with, the B-2 Contract following the Effective Time.

     (b) Except as provided in Section 1.5(a) hereof, the Buyer does not and shall not assume, and shall not be deemed to assume, any liability or obligation of the Company of any nature, including, without limitation, any of the following liabilities or obligations, (collectively, the "Excluded Liabilities"):

          (i) any liability or obligation of the Company for any (A)federal, state, local or foreign taxes incurred by the Company or COMARCO, including payroll, F.I.C.A., unemployment, withholding, real property, personal property, sales, payroll or disability taxes ("Taxes"), (B) accrued salaries and workers' compensation, or (C) violations of federal, state or local laws, statutes, rules or regulations dealing with employment related matters or tortuous conduct by the Company or any of its officers, employees, agents or representatives in violation of common law relating to employment related matters, in all cases arising in or relating to any period of time prior to the Effective Time;

          (ii) obligations under any employment, consulting or commission contracts with any of the Company's employees;

          (iii) severance liabilities or (except as specifically provided in Section 1.7(c) hereof) pension or profit sharing liabilities; or

          (iv) any liability or obligation arising out of or resulting from the Company's breach of any contract or other agreement or from any violation of any federal, state, local or foreign government's laws or regulations.


     I.6 Allocation of Purchase Price. The Buyer and the Company agree that the Purchase Price shall be allocated among the Purchased Assets in a manner to be determined by the parties in good faith in conjunction with the determination of the Estimated Closing Payment Statement. A preliminary allocation, based upon the estimate of the Closing Payment, is set forth on Schedule 1.6 hereto. The Buyer and the Company agree that each will report the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby in accordance with the final allocation reflected in the Closing Payment Statement, which shall be set forth on a revised, final Schedule 1.6, and that neither will take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, or otherwise.

     I.7 Employees; Benefit Plans.

     (a) The Buyer hereby agrees to employ as of the Closing Date, a sufficient number of persons whom it deems appropriate and who were employees of the Company at the appropriate locations where the Purchased Engineering Business is conducted immediately prior to the Closing Date, in order to prevent any violation by the Company of a Federal or state plant closure law, including without limitation the Worker Adjustment and Retraining Notification Act ("WARN") (collectively the "Transferred Employees" and each a "Transferred Employee"), under terms of employment sufficient to satisfy the requirements of all such laws.

     (b) Except as provided in this Section 1.7, the term and conditions of the employment of the Transferred Employees is a matter within the Buyer's sole discretion, it being expressly understood that the Buyer reserves full right to terminate the employment of such persons at any time. However, the Buyer hereby agrees to comply to the extent applicable with the provisions of WARN or other plant closure laws in connection with any such terminations, and shall hold the Company and its affiliates harmless against all loss and expense, including attorneys' fees, with respect to any liabilities arising as a result of events transpiring on or after the Closing Date.

     (c) Except as expressly provided in this Section 1.7(c), no assets or liabilities of any employee benefit, pension, profit sharing, or welfare plan of the Company or its affiliates (the "Plans") shall be transferred to any comparable plan established or maintained by the Buyer, and the Buyer does not agree to adopt or assume any obligations under the Plans or to contribute to the Plans. COMARCO and the Company shall treat the transactions contemplated by this Agreement as constituting a "separation from service" under Internal Revenue Code Section 401(k), thereby permitting the Transferred Employees to receive a distribution of their benefits under the COMARCO, Inc. Savings and Retirement Plan ("SARP"). The Buyer shall cause its 401(k) Plan to accept direct rollovers, as described in Code Section 401(a)(31), from the SARP attributable to Transferred Employees who become participants in the Buyer's 401(k) Plan who elect to receive a current distribution from the SARP. In addition, the Buyer's 401(k) Plan shall accept a trustee-to-trustee transfer, which is a transaction subject to Code Section 414(l), of all account balances in the SARP that are attributable to Transferred Employees who do not elect to receive a current distribution from the SARP. Furthermore, the Buyer's 401(k) Plan will accept direct rollovers of any outstanding loans under the SARP, so as to enable participants who have such loans from being taxed on the outstanding balance of their loans. The SARP shall not be required to permit direct rollovers and trustee-to-trustee transfers to the Buyer's 401(k) Plan until it has received proof reasonably acceptable to it that the Buyer's 401(k) Plan satisfies all of the requirements for tax-qualified status. Similarly, the Buyer's 401(k) Plan shall not be required to accept direct rollovers and trustee-to-trustee transfers from the SARP until it has received proof reasonably acceptable to it that the SARP satisfies all of the requirements for tax-qualified status.


     (d) The Buyer shall immediately offer all Transferred Employees coverage under its group medical plan to be effective as of August 1, 2000 without the imposition of any other waiting period requirement or pre-existing condition limitation (except to the extent that those limitations would have applied if the Transferred Employee had remained covered by the Company's group medical plan). Furthermore, the Transferred Employees shall be credited with the amount of their payments made on or prior to the Closing Date for purposes of satisfying any deductibles and out of pocket maximum payments under the Buyer's group medical plan. The Company shall continue to cover the Transferred Employees under its existing group medical and dental plans until July 31, 2000 and the cost of such coverage shall be reimbursed to the Company by the Buyer as part of the Estimated Closing Payment.

     (e) Except as provided herein, the terms and conditions of the employment of Transferred Employees are matters within Buyer's sole discretion, it being expressly understood that the Buyer reserves full right to amend or terminate its benefit plans as it sees fit. The Buyer shall provide the Transferred Employees with tuition reimbursement, relocation and moving benefits specified on Schedule 1.7(e) ("Personnel Matters") hereto and the same shall be Assumed Liabilities. In addition, the Buyer shall assume responsibility for the payment of all accrued comprehensive leave time benefits not taken by Transferred Employees prior to the Closing Date and these amounts shall also constitute Assumed Liabilities.


     I.8 Prorations. All (a) deposits and prepaid amounts (such as security deposits, rent and other amounts payable in advance) under the Contracts relating to periods after the Effective Time, (b) to the extent applicable, expenses and obligations in respect of the Assumed Liabilities accrued but unpaid as of the Effective Time, will be prorated and reflected in the Estimated Closing Payment Statement and the Closing Payment Statement.

     I.9 Closing; Effective Time. The Closing for the sale of the Purchased Assets (the "Closing") will be held at the offices of Riordan & McKinzie, 300 South Grand Avenue, Los Angeles, California 90071, at 10:00 a.m. on July 10, 2000, or such other date as the parties hereto mutually agree to (the "Closing Date"). Except as the context may otherwise specifically require, this Agreement shall be deemed to be effective as of 11:59 p.m. on July 9, 2000 (the "Effective Time") for all purposes.

     I.10 Deliveries at Closing.

     (a) Company  Deliveries.  At the  Closing,  the Company will deliver to the
Buyer:


          (i) bills of sale or any other documents necessary to transfer title to the Purchased Assets; including an assignment and assumption agreement substantially in the form of Exhibit A attached hereto (the "Assignment and Assumption Agreement"), executed by the Company;

          (ii)  the certificate described in Section 7.1; and

          (iii) the Agency Agreement and Limited Power of Attorney sub-stantially in the form of Exhibit B attached hereto (the "Agency Agreement"), executed by the Company.

     (b) Buyer  Deliveries.  At the  Closing,  the  Buyer  will  deliver  to the
Company:

          (i) any assumption agreements necessary for the Buyer to take title to the Purchased Assets and assume the Assumed Liabilities, including the Assign-ment and Assumption Agreement, executed by the Buyer;

          (ii) the certificate described in Section 8.1; and


          (iii) the Agency Agreement executed by the Buyer.

                                   ARTICLE II

            REPRESENTATIONS AND WARRANTIES OF COMARCO AND THE COMPANY

         Subject to the general  disclaimer and limitation  contained in Section
2.31 hereof, each of COMARCO and the Company hereby jointly and severally represent and warrant to the Buyer as follows:

         II.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company is duly qualified to transact business and is in good standing in every jurisdiction in which the character or location of the properties owned or leased by the Company or the nature of the business conducted by the Company makes such qualification necessary, except for where the failure to be so qualified would not have a material adverse effect on the Purchased Assets or the Purchased Engineering Business. The Company has all necessary corporate power and authority to own, lease and operate its properties, and to carry on its business, as such is now being conducted.

         II.2 Investment. Except as set forth on Schedule 2.2 hereto, the Purchased Engineering Business does not include, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, limited liability company, business organization, trust or other entity.

         II.3 Authorization and Approvals. The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder. This Agreement has been duly and validly authorized and approved by all requisite corporate action (including stockholder approval) on part of the Company. This Agreement and all other agreements required to be executed and delivered hereunder have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors' rights and remedies generally; and except as enforcement may be limited by general principles of equity. Except as set forth on Schedule 2.3 hereto, no approvals or consents by, or filings with, any federal, state, municipal, foreign or other court or governmental or administrative body, agency or other third party is required in connection with the execution and delivery by the Company of this Agreement and all other agreements required to be executed and delivered hereunder or the consummation by the Company of the transactions contemplated hereby. Schedule
2.3 lists each consent or approval of any person which is necessary for consummation by the Company of the transactions contemplated hereby, including assignment of all Contracts included within the Purchased Assets.

         II.4 No Violations. Except as set forth on Schedule 2.4 hereto, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby does or will (a) violate any provision of the Certificate of Incorporation or the Bylaws of the Company, (b) violate, or be in conflict with, or constitute a default (or other event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any lease, license, promissory note, contract, agreement, mortgage, deed of trust or other instrument or document applicable to the Company to which the Company is a party or by which any of the Purchased Assets may be bound, (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority applicable to the Company or any of its properties or assets or (d) give rise to a declaration or imposition of any claim, lien, charge, security interest or encumbrance upon any of the Purchased Assets, except, in the case of clauses (b) and (c), for violations, conflicts or defaults that, individually or in the aggregate, would not result in a material adverse effect on the value to the Buyer of the Purchased Assets or the business, financial condition, or results of operations of the Purchased Engineering Business (a "Material Adverse Effect") or the ability of the Company to execute and deliver this Agreement or to consummate the transactions contemplated hereby..

         II.5 Title to Assets; Sufficiency.

                  (a) The Company has good and marketable title to all the Purchased Assets. Except as shown on Schedule 2.5 hereto, all the Purchased Assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, restrictions or liabilities of any kind (collectively, "Liens"). All the Purchased Assets are in good operating condition and repair, sufficient for the purposes that the same are being used on the date of this Agreement, ordinary wear and tear excepted. Except as set forth on Schedule 2.5, neither any officer, nor any director or employee of the Company or COMARCO, nor any spouse, child or other relative of any of these persons, owns, or has any interest, directly or indirectly, in any of the real or personal property included in the Purchased Assets, or any copyrights, patents, trademarks, trade names or trade secrets licensed by the Company and included in the Purchased Assets.

                  (b) Except as specified on Schedule 2.5, the Purchased Assets are sufficient to enable the Buyer to operate the Purchased Engineering Business following the Closing Date in the same manner it was previously operated by the Company.

         II.6 Transactions with Related Parties. Schedule 2.6 hereto sets forth a complete list of all contracts, agreements and understandings (oral or written) between the Company and any Related Party ("Related Party Agreements"). Except for the transactions under the Related Party Agreements, the Company and Related Party have not been parties to any transaction in which the amount involved exceeds $10,000.00 affecting the Company on other than arm's-length terms. For purposes of this Agreement (i) the term "Related Party" means COMARCO or any affiliates of COMARCO or the Company or any of the officers or directors of COMARCO or the Company or member of the immediate family of the foregoing.

         II.7 Financial Statements.

                  (a) The Company has delivered to the Buyer unaudited (i) financial statements for the fiscal year ended January 31, 2000 and (ii) interim financial statements of the Purchased Engineering Business for the 2 month period ended March 31, 2000, each consisting of a balance sheet (the "Interim Balance Sheet") and the related statement of income and each as set forth in
Schedule 2.7 hereto (the "Financial Statements"). The Financial Statements were prepared from, and are consistent with the books and records kept by the Company. Except as set forth on Schedule 2.7, the Financial Statements (i) present fairly, in all material respects, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis, the financial position of the Purchased Engineering Business as of the dates thereof and its results of operations for the periods then ended (subject in the case of the interim financial statement, to normal year-end adjustments), and (ii) except as indicated therein, the balance sheets in the Financial Statements reflect all claims against and all debts and liabilities of the business and operations of the Purchased Engineering Business fixed or contingent, as at the respective dates thereof required to be reflected or disclosed therein in accordance with GAAP.

                  (b) Except as set forth in Schedule 2.7, the reserves for warranty claims under contracts and "estimates to complete" included in the Financial Statements are presented in accordance with GAAP.

         II.8 Licenses and Permits. The Company holds all licenses, permits, and other governmental consents, certificates, approvals or other authorizations necessary for the operation of the Purchased Engineering Business as presently conducted by the Company (the "Licenses"), except to the extent such failure to have any of the same would not have, individually or in the aggregate, a Material Adverse Effect. Schedule 2.8 hereto contains a complete list of the Licenses. Except as set forth on Schedule 2.8, (i) each License is valid and in full force and effect and will remain so upon consummation of the transactions contemplated by this Agreement, (ii) there are no pending or, to the knowledge of the Company or COMARCO, threatened claims or proceedings challenging the validity of or seeking to revoke or discontinue (other than expiration according to each respective License's terms), any of the Licenses and (iii) there are no defaults or events which but for notice of lapse of time or both would constitute a default under the Licenses, except for defaults that would not, individually or in the aggregate, result in a Material Adverse Effect.

         II.9 Absence of Certain Changes. Except as set forth in Schedule 2.9 hereto, and except for the transactions specifically contemplated under this Agreement, since March 31, 2000, the Company has conducted the Purchased Engineering Business in the ordinary course consistent with past practice and there has not been:

                  (a) Any transaction in excess of $10,000.00 involving the Purchased Engineering Business not in the ordinary course of business;

                  (b) Any event, occurrence or development of a state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

                  (c) Except in the ordinary course of business and consistent with past practices, any payment, satisfaction, discharge or cancellation of any debts or claims of the Company in excess of $10,000.00 in connection with the Purchased Engineering Business;

                  (d) Any mortgage, pledge or subjection to lien, charge or encumbrance of any kind on any of the Purchased Assets;

                  (e) Other than in the ordinary course of business, any increase in, or commitment to increase, the direct or indirect compensation payable or to become payable to any individual employed by the Company who, in connection with the transactions contemplated by this Agreement, is offered employment with the Buyer and becomes an employee of the Buyer ("Transferred Employee") or any commitment to make severance, bonus or special payments to any Transferred Employee, upon a change in ownership of the Purchased Engineering Business;

                  (f) Any   alteration  in  the  manner of  keeping  the  books,
accounts or records of the Purchased Engineering Business or in the accounting practices of the Company;

                  (g) Any acquisition by the Company of assets, including without limitation stock or other equity interest, from any person or any sale, lease, license or other disposition of assets or property of the Company in a transaction involving in excess of $10,000.00 or other than in the ordinary course of business consistent with past practices;

                  (h) Any condemnation, seizure, damage, destruction or other casualty loss (whether or not covered by insurance) in excess of $10,000.00 affecting any of the Purchased Assets;

                  (i) Any transaction or commitment made, or any contract or agreement entered into, amended or terminated by the Company or any relinquishment by the Company of any contract or other right, in either case, material to the Purchased Assets, or the Purchased Engineering Business;

                  (j) Any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any Transferred Employees, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

                  (k) Any notice of default or any other claim, allegation or other assertion that the Company has been or will be in breach or violation of any provision of any contract, agreement or instrument to which the Company is a party and which is included in the Purchased Assets or the Assumed Liabilities or in the Agency Agreement;

                  (l) Any  capital  expenditure  or  commitment  for  a  capital expenditure, for additions or improvements to property, plant and equipment related to the Purchased Engineering Business in excess of $25,000.00, individually or in the aggregate; or


                  (m) Any  agreement by the  Company to do any of the foregoing.

         II.10  Contracts.

                  (a) Schedule 2.10 hereto contains a complete list of all the following contracts and agreements, whether oral or written, included in the Purchased Assets or Assumed Liabilities:

                           (i) Any agreement for the purchase or license of materials, software, supplies, goods, services, equipment or other assets providing for either individual payments of $10,000.00 or more or aggregate annual payments of $25,000.00 or more;

                           (ii) Any sales, distribution or other similar agreement providing for the sale of materials, supplies, goods, services, equipment or other assets that provides for either individual payments of $10,000.00 or more or aggregate annual payments of $25,000.00;

                           (iii)  Any teaming,  partnership,  joint  venture  or
other similar agreement or arrangement;

                           (iv)  Any agreement  relating  to the  acquisition or
disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

                           (v)  Any  agreement   relating  to  indebtedness  for
         borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

                           (vi)  Any option, franchise or similar agreement;

                           (vii)  Any  agency,  dealer,  sales   representative,
marketing or other similar agreement;

                           (viii) Any agreement that limits the freedom of the Company to compete in any line of business or with any person or in any area after the Closing Date;

                           (ix)  Any  agreement  containing  any  right of first
 refusal or similar right;

                           (x)   Any other  agreement,  commitment,  arrangement
or plan that is material to the Company or the Purchased Engineering Business (collectively, the "Material Contracts").

                  (b) Other than as set forth on Schedule 2.10, each agreement, contract, plan, lease or commitment disclosed on Schedule 2.10 or required to be disclosed on Schedule 2.10 is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium, government contracting or other laws relating to or affecting the enforcement of creditors' rights and remedies generally and except as enforcement may be limited by general principles of equity and government sovereignty and neither the Company nor to the Company's or COMARCO's knowledge, any other party thereto is in default or breach in any material respect under the terms of any the Material Contracts, and, to the Company's or COMARCO's knowledge, no event or circumstance has occurred which would constitute a default (or any event which, with the giving of notice or lapse of time or both, would constitute a default) under any term or provision of any of the Material Contracts.

                  (c) Except as set forth on Schedule 2.10, government audits of the Principal Contracts have been completed through the contract year ended January 31, 1999. Schedule 2.10 sets forth all open disputes with governmental entities with respect to payments under the Material Contracts.

                  (d) Schedule 2.10 sets forth a summary of all of the Company's outstanding proposals relating to the Purchased Engineering Business.

                  (e) True and complete copies of each agreement, contract, proposal, plan, lease, arrangement or commitment that is in written form disclosed under Section 2.10(a) or 2.10(d) have been delivered or made available to the Buyer.

         II.11 Compliance With Laws. Except as disclosed on Schedule 2.11 hereto, the Purchased Engineering Business has been conducted in compliance with all applicable laws, statutes, ordinances, rules, regulations, orders and other requirements of all federal governmental authorities, and of all states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over the Engineering Business in all material respects. The Company has not received any written notification of any asserted or past failure by the Company to comply with such laws, statutes, ordinances, rules, regulations or orders.


         II.12  Litigation.  Except as set forth in Schedule 2.12 hereto:

                  (a) There is no pending or, to the knowledge of the Company or COMARCO, threatened action, suit, arbitration proceeding, unfair labor practice proceeding, investigation or inquiry before any court or governmental or administrative body or agency, or any private arbitration tribunal, against, relating to or affecting the Purchased Engineering Business, or the transactions contemplated by this Agreement, nor to the Company's or COMARCO's knowledge, is there any valid basis for any such action, suit, proceeding investigation or inquiry; and

                  (b) There is not in effect any order, judgment or decree of any court or governmental or administrative body or agency applicable to the Purchased Engineering Business.

         II.13  Environmental Compliance.

                  (a) Environmental Laws. Schedule 2.13 hereto discloses all material information relating to the following items: (a) the nature of any Hazardous Substances (as defined below) released, discharged, buried or disposed of by the Company at any real property leased in connection with the Engineering Business (the "Sites") (b) copies of all environmental audits or other studies or reports prepared by third parties since January 1, 1990 and in the Company's possession, to assess Hazardous Substance risks at any Site; and (c) all written communications and agreements of the Company with any governmental authority or agency (federal, state or local), any private entity or individual since January 1, 1990, relating in any way to the release, discharge or disposal on, under or about the Sites of any Hazardous Substances. Except as referenced on Schedule 2.13, (i) each Site is in material compliance with all Hazardous Materials Laws (as defined below) and (ii) the Company is in material compliance with all Hazardous Materials Laws with respect to the Purchased Engineering Business.

                  (b) "Hazardous Substance" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant or infectious or radioactive material regulated under any of the statutes or regulations listed in Section 2.13(c) and any and all of those substances included within the definitions of "hazardous substances," "hazardous materials," "imminently hazardous chemical substance or mixture," "toxic substances," "hazardous air pollutant," "toxic pollutant," or "solid waste" in the statutes or regulations in Section 2.13(c).

                  (c) "Hazardous Materials Law" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.ss.9601 et seq., and any amendments thereto; the Resource Conservation and Recovery Act, 42 U.S.C.ss.6901 et seq., and any amendments thereto; the Hazardous Materials Transportation Act, 49 U.S.C.ss.1801 et seq., and any amendments thereto; and any other federal, state or local laws, ordinances, codes, statutes, regulations, administrative rules, policies and orders relating to hazardous substances, materials, wastes, contaminants or pollutants.

         II.14 Brokers and Finders. Except as disclosed in Schedule 2.14 hereto, the Company has not engaged or authorized any broker, finder, investment banker or other third party to act on behalf of the Company or COMARCO, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated hereby, or has consented to or acquiesced in anyone so acting, and except as disclosed in
Schedule 2.14, the Company does not know of any claim for compensation from any such broker, finder, investment banker or other third party for so acting on behalf of the Company or COMARCO or of any basis for such a claim.

         II.15 Employees. Schedule 2.15 hereto, sets forth a true and complete list of (i) the names, titles, annual salaries, most recent annual bonus and other compensation of the Company's salaried employees and the wage rates for the Company's non-salaried employees (by classification) who provide services to the Purchased Engineering Business and (ii) the names of all independent contractors or consultants who provide services to the Purchased Engineering Business and the terms and conditions pursuant to which they are compensated.

         II.16 Labor Matters. The Company is in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. The Company is not engaged in any unfair labor practice, and there exists no basis for the assessment of any unpaid wages with respect to any Transferred Employee. There is no unfair labor practice complaint pending or, to the Company's or COMARCO's knowledge, threatened against the Company before the National Labor Relations Board or any state or local governmental agency with respect to the Company or any of its employees. None of such employees are covered by a collective bargaining agreement or, to the knowledge of the Company or COMARCO, no union representation or organization campaign or effort exists with respect to any such employees nor are any of such employees members of any union. No employee of the Company has asserted any claim against the Company alleging discrimination, sexual harassment or any other misconduct by the Company or any of its officers, directors, employees or agents and to the Company's and COMARCO's knowledge, there is no valid basis for such.

         II.17    Employee Benefit Plans.

                  (a) all employee benefit plans, arrangements or other agreements, including without limitation, all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, ("ERISA") in which employees of the Company are eligible to participate have been operated in accordance with all applicable laws, including ERISA in all material respects.

                  (b) Neither the Company nor any ERISA Affiliate (as defined in ERISA) maintains, or has within the past five years maintained, any plan that constitutes or constituted a "multiemployer plan," as defined in Section 3(37) of ERISA, or that is or was subject to Title IV of ERISA.


         II.18 Patents, Trademarks, Trade Names, etc. Schedule 2.18 hereto lists:

                  (a) all patents included in the Purchased Assets and all reissues, divisions, continuations, continuations in part and extensions thereof and all pending patent applications by the Company, including for each such patent the serial or patent number, country, filing and expiration date and title;

                  (b) all registered trademarks included in the Purchased Assets, and all pending registrations by the Company of trademarks, including for each such trademark, the registration number, country, filing and expiration date, mark and class;

                  (c) all registered copyrights included in the Purchased Assets and all applications by the Company for registration of copyrights, including the registration number, country and filing and expiration date of each such copyright; and

                  (d) all licenses (i) by the Company to any person or entity of any of the rights identified in (a) through (c) above and (ii) to the Company of any patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights or processes of any other person or entity.

                  Each license identified on Schedule 2.18 pursuant to subparagraph (d) above is a valid, legally binding obligation of all parties thereto, enforceable in accordance with its terms. With respect to each license, the Company is not in default and, to the Company's and COMARCO's knowledge, there is no default (or event which with the giving of notice or passage of time would constitute a default) by any other party thereto. The Company has not received any notice (and does not have knowledge) of claims asserted by any person to use any such patents, trademarks, trade names, copyrights, technology, know-how or processes or challenging or questioning the validity or effectiveness of any such license. The Company has good and valid title to, or otherwise possesses adequate rights to use, and can transfer to the Buyer, all patents, trademarks, trade names, copyrights, inventions, trade secrets and other proprietary information necessary to permit the Company and, after consummation of the transactions contemplated by this Agreement, the Buyer to conduct the business and operations of Purchased Engineering Business in the same manner as it had been conducted prior to the date hereof.

                  To the Company's or COMARCO's knowledge, the Company has not, nor has it been alleged to have, infringed upon any patent, trademark, trade name or copyright or misappropriated or misused any invention, trade secret or other proprietary information entitled to legal protection.

                  The  Company  has  taken   reasonable  steps  to  prevent  the
unauthorized disclosure of its trade secrets and proprietary information as it relates to the Purchased Engineering Business.

         II.19 Business Records. The Company has maintained true, accurate and complete business records with respect to the Purchased Assets and the Purchased Engineering Business, and the Company is not aware of any deficiencies in such business records.

         II.20  Control of  Essential  Records.  Except as specified on Schedule
2.20 hereto, none of the records, systems, controls, data or information which are material to the operation of the Purchased Engineering Business are recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether or not computerized) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or COMARCO.

         II.21    Properties.

                  (a) The Company presently does not own, nor has it ever owned, any real property. The Company has delivered to the Buyer true, correct and complete copies of each real property lease that is in written form to which the Company or COMARCO is a party which relate to the real property leased with respect to the Purchased Engineering Business (the "Leases") and all modifications, amendments and notices relating thereto. Each such Lease is listed on Schedule 2.21 hereto. Except as set forth on Schedule 2.21, (i) to the Company's or COMARCO's knowledge, each Lease is valid, binding and enforceable by the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditor's rights generally and by other general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and is in full force and effect and, subject to securing any required consents to assignment as specified on
Schedule 2.3 hereto, will remain so upon consummation of the transactions contemplated by this Agreement, (ii) in each case, the Company is in peaceable possession of the premises subject to the Lease, and there are no existing material defaults by the Company or, to the Company's or COMARCO's knowledge, the lessors thereunder, (iii) to the Company's or COMARCO's knowledge, no event or circumstance has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default by the Company under any such Lease or which would give rise to any right of the lessor to terminate the Lease or assert any claim or seek any damages thereunder, (iv) neither the Company nor, to the Company's or COMARCO's knowledge, the lessor with respect to any such Lease has violated any of the terms or conditions of any such Lease in any material respect, (v) no waiver, indulgence or postponement of the Company's obligations under any such Lease has been granted to the Company by the lessor under any such Lease, and (vi) the Company has paid, satisfied or discharged or will have paid, satisfied or discharged, in all material respects all of its obligations under each Lease to be paid, performed or discharged prior to the Closing Date, including the payment of rent and all operating expenses. Each property leased by the Company under the Leases is adequate and suitable for the purposes for which it presently is being used.

                  (b) All leases of material personal property included in the Purchased Assets are listed on Schedule 1.1(e) hereto and are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such lease (i) any material default by the Company or any event which with notice or lapse of time or both would constitute a material default or (ii) to the Company's or COMARCO's knowledge, any default by any other person or any event which with notice or lapse of time or both would constitute a material default.

         II.22 Absence of Unlawful Payments. Neither the Company, nor to the Company's or COMARCO'S knowledge, any director, officer, agent, employee or other person acting on behalf of the Company has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds. Neither the Company, nor to the Company's or COMARCO's knowledge, any director, officer, agent, employee or other person acting on behalf of the Company has accepted or received any unlawful contributions, payments, gifts or expenditures with respect to the Company.

         II.23 Service Liability. There is no action, suit, proceeding, inquiry or investigation by or before any court or governmental or other regulatory authority or administrative agency or commission pending or, to the Company's or COMARCO's knowledge, threatened against or involving the Company relating to any products sold or services performed by the Company relating to the Purchased Engineering Business and alleged to have been defective or improperly rendered or not in compliance with contractual requirements.

         II.24 Government Procurement Rules. The Company has taken reasonable and appropriate steps to assure that its business with the federal government has been conducted in conformance with the Federal Acquisition Regulations and other applicable procurement laws and accounting requirements. The Company has not obtained and is not performing any federal contract in a manner that violates those procurement laws or accounting requirements in any material respect.

         II.25 Governmental Review. Schedule 2.25 hereto lists all material governmental reviews, audits or investigations of a similar nature, whether pending, threatened or completed within the three-year period preceding the Closing Date, relating to the performance or administration by the Company of government contracts or subcontracts included in the Purchased Assets. Copies of all such reviews, audits and investigations listed on Schedule 2.25 have been provided or made available to the Buyer.

         II.26 Government Claims. Except as set forth on Schedule 2.26 hereto, to the knowledge of the Company or COMARCO, no state of facts exists that would constitute valid grounds for the assertion of a material claim by a governmental agency against the Company relating to the business, assets or the operations of the Purchased Engineering Business for any of the following: (i) defective pricing; (ii) fraud; (iii) unallowable costs as defined in Federal Acquisition Regulations Part 31, including those that may be included in indirect cost claims for prior years that have not yet been finally agreed to by the Defense Contract Audit Agency and the Administrative Contracting Officer; or (iv) all other bases for monetary claims relating to the performance or administration by the Company of government contracts or subcontracts.

         II.27 Government Furnished Property. All property or equipment furnished to the Company in connection with the Purchased Engineering Business prior to the Closing Date by the United States government or any other customer that has not been returned to such customer is properly accounted for and in the possession of the Company and is listed on Schedule 2.27. All such property and equipment is in a condition that conforms to the requirements under which it has been furnished to the Company.

         II.28 Full Disclosure. No statement made in any representation or warranty made by the Company or COMARCO herein, or in any exhibit or schedule attached hereto contains any untrue statement of a material fact or omits to state any material fact necessary, in order to make the statements herein or therein not misleading in light of the circumstances in which they are made.

         II.29 Relationships with Customers and Suppliers. Neither COMARCO nor the Company has received any written or oral communication from any customer (through such customer's contracting officer, contracting officer's technical representative or either of such person's equivalent, if applicable) or any supplier providing that: any current customer of the Purchased Engineering Business which accounted for over 5% of the total net revenues of the Purchased Engineering business for the 12 month period ended March 31, 2000, or any current supplier to the Company of items essential to the conduct of the Purchased Engineering Business, which items cannot be replaced at comparable cost and the loss of which would have a Material Adverse Effect, intends to terminate its business relationship with the Purchased Engineering Business.

         II.30 Accounts. Except as set forth in Schedule 2.30, all of the Unbilled Accounts represent amounts due on account of services performed by the Company in the ordinary course of business and, when billed, will be collectible in full except to the extent of the allowance for uncollectible receivables set forth on the Interim Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with past practice of the Company.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF COMARCO

         COMARCO represents and warrants to the Buyer:

         III.1 Organization and Power; Foreign Qualification. COMARCO is a corporation duly organized, validly existing and in good standing under the laws of the State of California. COMARCO has all necessary corporate power and authority to own, lease and operate its properties, and to carry on its business, as such is now being conducted.

         III.2 Authorization and Enforceability of Agreements. COMARCO has all requisite corporate power and authority to enter into this Agreement and all other agreements required to be executed and delivered by COMARCO hereunder and to perform its obligations hereunder and thereunder. This Agreement and all other agreements required to be executed and delivered by COMARCO hereunder have been duly and validly authorized by and approved by all requisite corporate action on the part of COMARCO. This Agreement and all other agreements required to be executed and delivered by COMARCO hereunder have been duly executed and delivered by COMARCO and constitute the legal, valid and binding obligations of COMARCO, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors' rights and remedies generally and except as enforcement may be limited by general principles of equity. No further approvals or consents by, or filings with, any federal, state, municipal, foreign or other court or governmental or administrative body, agency or other third party is required in connection with the execution and delivery by COMARCO of this Agreement and all other agreements required to be executed and delivered by COMARCO hereunder, or the consummation by COMARCO of the transactions contemplated hereby or thereby.

         III.3 No Conflicts. Except as specified in Schedule 2.3 hereto, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (a) violate any provisions of the Articles of Incorporation or Bylaws of COMARCO, (b) violate, or be in conflict with, or constitute a default (or other event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material lease, license, promissory note, contract, agreement, mortgage, deed of trust or other instrument or document to which COMARCO is a party or by which COMARCO or any of its properties or assets may be bound, (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority applicable to COMARCO or any of its properties or assets or (d) give rise to a declaration or imposition of any claim, lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of COMARCO's business, with such exceptions, in the case of clauses (b) and (d), as would not, individually or in the aggregate, have a material adverse effect on the operations, financial condition or results of operations of COMARCO or the ability of COMARCO to execute and deliver this Agreement or to consummate the transactions contemplated hereby.

         III.4 Brokers and Finders. Except as indicated on Schedule 2.14 hereto, COMARCO has not engaged or authorized any broker, finder, investment banker or other third party to act on behalf of COMARCO or the Company, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated hereby, and has not consented to or acquiesced in anyone so acting. Except as indicated on
Schedule 2.14, COMARCO knows of no claim for compensation from any such broker, finder, investment banker or other third party for so acting on behalf of COMARCO or the Company or of any basis for such a claim.

         III.5 Litigation. There is no pending or to the knowledge of COMARCO, threatened action, suit, arbitration proceeding, unfair labor practice proceeding, investigation or inquiry before any court or governmental or administrative body or agency, or any private arbitration tribunal, against COMARCO, relating to or affecting the transactions contemplated by this Agreement, which would have a material adverse effect on transactions contemplated hereunder.

         III.6 Compliance with Laws. Except as disclosed on Schedule 2.11 hereto, or as would not have, individually or in the aggregate, a material adverse effect on the operations, financial condition or results of operations of COMARCO or the ability of COMARCO to execute and deliver this Agreement or to consummate the transactions contemplated hereby, COMARCO is in compliance with all applicable laws, statutes, ordinances, rules, regulations, orders and other requirements of all federal governmental authorities and of all states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over COMARCO.


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to the Company:

         IV.1 Organization and Power; Foreign Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia. The Buyer is duly qualified to transact business and is in good standing in every jurisdiction in which the character of its business makes such qualification necessary, except for such jurisdictions where the failure to so qualify would not have a material adverse effect on the business of the Buyer. The Buyer has all necessary corporate power and authority to own, lease and operate its properties, and to carry on its business, as such is now being conducted.

         IV.2 Authorization and Enforceability of Agreements. The Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized by and approved by all requisite corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors' rights and remedies generally and except as enforcement may be limited by general principles of equity. No further approvals or consents by, or filings with, any federal, state, municipal, foreign or other court or governmental or administrative body, agency or other third party is required in connection with the execution and delivery by the Buyer of this Agreement, or the consummation by the Buyer of the transactions contemplated hereby.

         IV.3 No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (a) violate any provisions of the Certificate of Incorporation or Bylaws of the Buyer, (b) violate, or be in conflict with, or constitute a default (or other event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material lease, license, promissory note, contract, agreement, mortgage, deed of trust or other instrument or document to which the Buyer is a party or by which the Buyer or any of its properties or assets may be bound, (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority applicable to the Buyer or any of its properties or assets or (d) give rise to a declaration or imposition of any claim, lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of the Buyer's business, with such exceptions, in the case of clauses
(b) and (d), as would not, individually or in the aggregate, have a material adverse effect on the operations, financial condition or results of operations of the Buyer or the ability of the Buyer to execute and deliver this Agreement or to consummate the transactions contemplated hereby.

         IV.4 Brokers and Finders. The Buyer has not engaged or authorized any broker, finder, investment banker or other third party to act on behalf of the Buyer, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated hereby, and has not consented to or acquiesced in anyone so acting. The Buyer knows of no claim for compensation from any such broker, finder, investment banker or other third party for so acting on behalf of the Buyer or of any basis for such a claim.

         IV.5 Litigation. There is no pending or to the knowledge of the Buyer, threatened action, suit, arbitration proceeding, unfair labor practice proceeding, investigation or inquiry before any court or governmental or administrative body or agency, or any private arbitration tribunal, against the Buyer, relating to or affecting the transactions contemplated by this Agreement, which would have a material adverse effect on transactions contemplated hereunder.

         IV.6 Financing. The Buyer has sufficient funds available to consummate the transactions contemplated by this Agreement.


                                    ARTICLE V

                                    COVENANTS

         V.1 Consents and Approvals; Fulfillment of Conditions. The Company and the Buyer will use their reasonable efforts (i) to obtain all necessary consents and approvals of other persons and governmental and regulatory authorities to the consummation of the transactions contemplated by this Agreement, (ii) to obtain all other consents and novations necessary or advisable in connection with the transactions contemplated by this Agreement, and (iii) to perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with and fulfilled by them prior to or at the Closing Date. The Buyer agrees that the closing of the transactions contemplated by this Agreement is not conditioned upon the receipt of any required consent or approval to the assignment of any of the Contracts except as indicated on Schedule 7.3. The parties shall seek the consent of any required party to assignment or novation of the Contracts and if such consent to assignment or novation is not obtainable prior to Closing Date, the parties shall enter into the Agency Agreement with respect to such Contract and work on each such Contract shall be completed by the Buyer under the Agency Agreement until consent to assign such Contract is obtained. From time to time after the Closing Date (in intervals of no less than 30 days), as consents to assignments or novations are received, the Company shall deliver to the Buyer an assignment and assumption agreement substantially in the form of Exhibit A, until all of the Contracts have been duly assigned to the Buyer.

         V.2 Transfer Taxes. The Company and the Buyer shall be liable for and shall each pay one-half of all excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes which may be imposed in connection with the transactions contemplated by this Agreement, together with any interest, additions or penalties with respect thereto ("Transfer Taxes"). Each party hereto hereby agrees to file all necessary documentation in connection with the payment and reporting of Transfer Taxes.

         V.3 Use of Name. The Buyer shall be permitted to make reference to the Purchased Engineering Business as "formerly Comarco Systems" for a period necessary to effect the transition of the business to the Buyer, but in no event for more than one year following the Closing.

         V.4 Publicity. Neither the Company, on the one hand, nor the Buyer, on the other hand, nor any of their agents or affiliates, shall either directly or indirectly make any press release or other public communication after the date hereof with respect to the transaction contemplated hereby without the prior written consent of all other parties hereto (which shall not be unreasonably withheld) unless required by applicable law, rule or regulation (including the rules and regulations of any securities exchange) to make such a communication.

         V.5 Discharge of Liabilities. The Buyer shall fully, faithfully and promptly discharge each of the Assumed Liabilities as and when due and dischargable, according to the terms of the respective Assumed Liability.

         V.6 Maintenance of Records. The Buyer shall: (i) protect, preserve and maintain all books and other records of the Purchased Engineering Business (the "Records") for 10 years after the Closing using the same duty of care as the Buyer uses for its own records, (ii) not dispose of any Record earlier than the time period stated in clause (i) without first giving the Company at least three months advance written notice of such destruction and obtaining the Company's written consent thereto, and (iii) grant the Company access to the Records as Company reasonably requires at any reasonable time upon written request by the Company.

         V.7 Confidentiality. The Buyer and the Company shall amend the Confidentiality Agreement among the parties to extend its effectiveness following the consummation of the transactions contemplated by this Agreement to the extent the Buyer has received information regarding portions of the Company's business or assets not included in the Purchased Engineering Business or Purchased Assets.

         V.8 Disclosure of Breach Discovered. In the course of their due diligence whether before, upon or following the date first above written and prior to the Closing Date, should a party discover any fact or omission to disclose a material fact that they believe to constitute a breach of a representation or warranty hereunder, such party shall promptly disclose such fact or omission to all other parties hereto. In the event that the discovering party proceeds with signing this Agreement and/or a Closing despite actual knowledge of any such fact or omission, for all purposes such actual knowledge shall result in a waiver of the applicable breach of this Agreement.

         V.9 Billed Accounts Procedures. The Buyer shall use the same degree of diligence and effort to collect the Billed Accounts that it uses in collecting its own accounts receivable of comparable size; provided that the Buyer shall have no obligation to initiate a lawsuit to collect any Billed Account. Any amounts collected by the Buyer from any person who owes more than one invoice to the Buyer, including any Billed Account, shall be applied to the oldest undisputed invoice. The Buyer shall remit to the Company all amounts collected on the Billed Accounts within 2 business days of receipt and will provide a statement to the Company detailing all collections on a monthly basis. If the Buyer has not received full payment on each of the Billed Accounts within 3 months following the Closing Date, the Buyer will notify the Company in writing, specifying the unpaid Billed Accounts as of such date and the amounts outstanding. Within 10 days following receipt of the Buyer's notice, the Company may by written notice to the Buyer elect to have the Buyer reassign the unpaid Billed Accounts to the Company, without recourse, and, if so notified the Buyer shall promptly do so.

         V.10 Cooperation. After the Closing, the parties shall cooperate in good faith to facilitate the transfer of the Purchased Assets and the assumption of the Assumed Liabilities in the manner contemplated hereunder with minimum disruption for the parties. Each party shall provide the other such reasonable access to its books, records and employees as may be required to carry out the purposes of this Section 5.10. In addition, the Company shall cooperate with the Buyer and do all things reasonably necessary to assure that all costs, fees and expenses incurred by the Company prior to the Effective Time and by the Buyer after the Effective Time which are billable to customers under Contracts included within the Purchased Assets to be novated or assigned to, and the Assumed Liabilities to be assumed by, the Buyer as a result of the transactions contemplated hereby shall be billed properly and paid promptly to the Buyer, including submission on behalf of the performing party of an invoice and certification of the costs incurred by the performing party prior to the effective date of the novation or assignment.

         V.11 Personnel Matters. The Company and COMARCO shall not take any action, directly or indirectly, to prevent or discourage any employee to whom the Buyer offers employment from being employed by the Buyer as of the Effective Time, nor shall the Company solicit, invite or induce or entice any such employee to remain in the employ of the Company or otherwise attempt to retain the services of any such employee, except with the prior written consent of the Buyer. At the Closing, the Company shall waive, for the benefit of the Buyer, any and all restrictions in any oral or written agreement with any Transferred Employee, relating to noncompetition with the Company or COMARCO subsequent to termination of employment therewith. The Buyer shall take all action necessary, including hiring of a certain number of employees of the Company as specified in
Section 1.7(a), so as to cause the Company and COMARCO not to be subject to the provisions of any plant closure of similar statute, including WARN, with respect to the transactions contemplated by this Agreement.

         V.12 GFP Confirmation. Within 30 days after the Closing Date, the Buyer and the Company shall jointly review and confirm the accuracy of the information concerning government furnished property and equipment set forth on Schedule
2.27 hereto. In the event such review discloses any discrepancies in the items listed on Schedule 2.27, the persons conducting such review shall deliver to the Buyer and the Company a report detailing the discrepancies and the Buyer shall be responsible only for the items on Schedule 2.27 as supplemented by such report. The Company and COMARCO shall indemnify the Buyer under Section 9.2(d) hereof for any damage or expense incurred by the Buyer on account of any discrepancies in Schedule 2.27 identified in such report.


                                   ARTICLE VI

           COVENANT NOT TO COMPETE; NON-SOLICITATION; CONFIDENTIALITY

         VI.1  Noncompetition.

                  (a) Definitions. For the purposes of this Section 6.1, the following definitions will apply:

                           (i) "Competitive Activities" means the provision to government agencies associated with the U.S. Department of Defense (the "DOD") and prime contractors dealing with the DOD of testing services of the type engaged in by the Company on or prior to the Closing Date.

                           (ii) "Noncompete Period" means the period beginning on the Closing Date and ending on the third anniversary of the Closing Date.


                           (iii)   "Territory" means worldwide.

                  (b)   Restrictions on Competitive Activities.

                           (i) The Company previously has conducted the Competitive Activities throughout the Territory. The Company agrees that, to protect adequately the interest of the Buyer in the Purchased Assets and the Purchased Engineering Business, it is essential that any covenant not to compete with respect thereto cover all Competitive Activities and the entire Territory.

                           (ii)  Each of  COMARCO  and the  Company  shall  not,
         during the Remaining Noncompete Period, in any manner, directly or indirectly or by assisting others, engage in any activity or business that conducts, in any material manner, any of the Competitive Activities anywhere in the Territory.

         VI.2 Nonsolicitation. Each of COMARCO and the Company agree that it shall not, during the period of 3 years following the Closing, solicit, recruit or hire away or attempt to solicit, recruit or hire away any Transferred Employee, whether directly, indirectly or by assisting others, in any manner, on his or its behalf or on behalf of any other person.

         VI.3  Nondisclosure.

                  (a) Confidential Information. "Confidential Information" shall mean business, technical or financial information of the Company included in the Purchased Assets or otherwise transferred to the Buyer hereunder, to the extent that such information has been maintained by the Company in confidence and is not generally known to others. Confidential Information may include technical data, hardware and software specifications, computer programs, system documentation, user manuals, prototypes, analysis, information related to product planning, pricing, marketing, research and development, financial data, customer lists and data.

                  (b) Restrictions. During the period of 3 years commencing on the Closing Date, the Company and COMARCO each agree that except to the extent the same is currently utilized by the Company in the conduct of its business activities not included in the Purchased Assets (the "Shared Confidential
Information"), it shall (i) not use such Confidential Information for any purpose, (ii) not disclose such Confidential Information to anyone except those of its affiliates, employees, contractors, consultants or advisors who have a need to know for the permitted purposes, (iii) protect the confidentiality of and take all reasonable steps to prevent disclosure or unauthorized use of such Confidential Information in order to prevent it from falling into the public domain or the possession of persons not legally bound to maintain its confidentiality, (iv) not reverse engineer such Confidential Information nor utilize or disseminate such Confidential Information for the purpose of reverse engineering, and (v) not produce any product nor offer any service of any nature whatsoever based in whole or in part on such Confidential Information nor cause or assist any other person in doing so.

                  (c Exclusions. The restrictions on use and disclosure of Confidential Information set forth herein shall not apply to information that
(i) is Shared Confidential Information; (ii) is in or enters the public domain through no wrongful act of the Company or COMARCO; (iii) is independently developed by the Company or COMARCO subsequent to the Closing without use of the Confidential Information; (iv) is rightfully received by the Company or COMARCO subsequent to Closing from a third party without restriction and without breach of this Agreement; or (v) is approved for release by the Buyer's written authorization.

         VI.4 Severability. If a judicial or arbitral determination is made that any provision of this Article VI constitutes an unreasonable or otherwise unenforceable restriction against any party hereto, the provisions of this
Article VI shall be rendered void only to the extent that such judicial or arbitral determination finds such provision to be unreasonable or otherwise unenforceable with respect to the Company. In this regard, the Company, COMARCO and the Buyer hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited Competitive Activities or any time period from the coverage of this Article VI and to apply the provisions of this Article VI to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed. Moreover, notwithstanding the fact that any provision of this
Article VI is determined not to be specifically enforceable, the non-breaching party nevertheless shall be entitled to recover monetary damages as a result of the breach of the specific covenants not to engage in any Competitive
Activities, not to solicit employees or consultants or not to disclose Confidential Information set forth in this Article VI. The time period during which the prohibitions set forth in this Article VI shall apply shall be tolled and suspended for a period equal to the aggregate time during which the breaching party violates such prohibitions in any respect.

         VI.5 Injunctive Relief. The Company and COMARCO each agree that any remedy at law for any breach of the provisions contained in this Article VI shall be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy the Buyer might have under this Agreement.


                                   ARTICLE VII

                   CONDITIONS TO THE OBLIGATIONS OF THE BUYER

         The obligations of the Buyer hereunder are subject to the fulfillment or satisfaction at or prior to the Closing of each of the following conditions (any one or more of which may be waived by the Buyer but only in writing):

         VII.1 Representations and Warranties of COMARCO and the Company. All representations and warranties of COMARCO and the Company contained in this Agreement shall be true and correct in all material respects as of the Closing (except that any representation or warranty already qualified as to materiality shall be true in all respects) with the same effect as though such representations and warranties were made at and as of the Closing (unless such representation speak as of an earlier date, in which case it shall be true and correct as of such earlier date); COMARCO and the Company shall each have performed and satisfied in all material respects all covenants, conditions and agreements required or contemplated by this Agreement to be performed prior to the Closing; and at the Closing, there shall be delivered to the Buyer a certificate to such effect signed by an authorized officer each of COMARCO and of the Company.

         VII.2 Absence of Litigation or Investigation. No preliminary or permanent injunction or other order of any court or governmental agency or instrumentality shall have issued or been entered and remain in effect which prohibits the consummation of the transactions contemplated by this Agreement.

         VII.3 Consents. The Company shall have obtained consent to assignment for those Contracts, if any, specified on Schedule 7.3.

         VII.4 Closing  Payment.  If payable by the Company as  contemplated  by
Section 1.4(b), at the Closing the Company shall have paid by wire transfer to the Buyer the Estimated Closing Payment hereof in the form of immediately available funds.

         VII.5 Delivery of Documents. The documents described in Section 1.11(a) hereof shall have been delivered to the Buyer.



                                  ARTICLE VIII

            CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND COMARCO

         The obligations of the Company and COMARCO hereunder are subject to the fulfillment or satisfaction at or prior to the Closing of each of the following conditions (any one or more of which may be waived by the Company and COMARCO, but only in writing):

         VIII.1 Representations and Warranties of the Buyer. All representations and warranties of the Buyer contained in this Agreement shall be true and correct as of the date made and shall be true and correct in all material respects as of the Closing (except that any representation or warranty already qualified as to materiality shall be true in all respects) with the same effect as though such representations and warranties were made at and as of the Closing; the Buyer shall have performed and satisfied in all material respects all covenants, conditions and agreements required or contemplated by this Agreement to be performed and satisfied by it at or prior to the Closing; and at the Closing, the Buyer shall deliver to the Company a certificate to such effect signed by an authorized officer of the Buyer.

         VIII.2 Absence of Litigation or Investigation. No preliminary or permanent injunction or other order of any court or governmental agency or instrumentality shall have issued or been entered and remain in effect which prohibits the consummation of the transactions contemplated by this Agreement.

         VIII.3  Closing  Payment.  If payable by the Buyer as  contemplated  by
Section 1.4(b), at the Closing the Buyer shall have paid by wire transfer to the Company the Estimated Closing Payment hereof in the form of immediately available funds.

         VIII.4 Delivery of Documents. The documents described in Section 1.11(b) hereof shall have been delivered to the Company.


                                   ARTICLE IX

                            SURVIVAL; INDEMNIFICATION

         IX.1 Survival. The representations and warranties made by COMARCO, the Company or by the Buyer in this Agreement shall survive until March 31, 2002 (the "Survival Period"); provided, however, that the representations and warranties made in Sections 2.1, 2.2, 2.3, 2.5, 2.14, 3.1, 3.2, 3.4, 4.1, 4.2
and 4.4 hereof (the "Excluded Representations"), shall each survive indefinitely. The covenants contained in this Agreement shall survive the Closing until performed in accordance with their terms.


         IX.2 Indemnification by the Company and COMARCO. Subject to the terms and conditions of this Article IX, the Company and COMARCO (collectively the "Indemnifying Parties" and individually an "Indemnifying Party") each, jointly and severally, hereby agrees to indemnify, defend and hold harmless the Buyer and any of its subsidiaries, and any of their respective directors, officers, employees, agents or representatives (collectively the "Buyer Indemnitees" and each individually, a "Buyer Indemnitee") from and against all Damages asserted against, imposed upon or incurred by any of them, resulting from, relating to or arising out of:

                  (a any breach of any representation, warranty or agreement of the Company or COMARCO contained in or made pursuant to this Agreement;

                  (b any event, state of facts, circumstance or condition occurring or existing (or not occurring or not existing if the absence of such fact, circumstance or condition forms a basis for Damages) prior to the Closing (other than the Assumed Liabilities);

                  (c  any Excluded Liability;

                  (d any liability incurred by the Buyer (i) because of damage to or destruction of government furnished property or equipment identified on
Schedule 2.27 hereto; provided that such damage or destruction shall not have been sustained by virtue of the negligence or wilful misconduct of the Buyer or any of its employees, agents or subcontractors or (ii) because one or more items listed on Schedule 2.27 hereto are, upon completion of the review referenced in
Section 5.12 hereto, determined to be not properly accounted for or missing and not deliverable by the Company to the Buyer; or

                  (e without limiting the generality of (a) through (c) above, any Taxes payable by COMARCO or the Company or relating to the Purchased Assets or the Purchased Engineering Business for any taxable period up to the Effective Time.

         IX.3 Indemnification by the Buyer. Subject to the terms and conditions of this Article IX, the Buyer hereby agrees to indemnify, defend and hold harmless the Company and COMARCO and any of their subsidiaries, and any director, officer, employee, agent or representative of the Company and COMARCO (collectively the "Company Indemnitees" and each individually, a "Company
Indemnitee") from and against all Damages asserted against, imposed upon or incurred by any of them, resulting from, relating to or arising out of:

                  (a any breach of any representation, warranty, covenant or agreement of the Buyer contained in or made pursuant to this Agreement or any facts or circumstances constituting such a breach;

                  (b  any Assumed Liability, or

                  (c any event, state of facts, circumstance or condition occurring or existing (or not occurring or not existing if the absence of such fact, circumstance or condition forms a basis for Damages) after the Closing, which relates to the Purchased Assets or the Purchased Engineering Business.

         IX.4 Limitations on Recoverable Losses. Claims for payment of Damages with respect to breaches of representations and warranties (except breaches of Excluded Representations) may be made only with respect to claims arising during the Survival Period. Any claim under this Article IX must be made by giving an Indemnification Notice (as defined in Section 9.5 hereof) to the Indemnifying Party, and with respect to claims for breaches of representations and warranties (other than Excluded Representations), such notice must be given prior to the end of the Survival Period. The Company and COMARCO shall not be obligated to make any indemnification payment resulting from, relating to or arising out of breaches of representations and warranties made in or pursuant to this Agreement to any Buyer Indemnitee (i) except to the extent that the aggregate amount of all damages suffered shall exceed in the aggregate $10,000, and then only to the extent of the excess over such amount, and (ii) to the extent such indemnification payment, together with all other payments in respect of Approved Claims and Permitted Indemnification Claims, would exceed in the aggregate 100% of the Purchase Price; provided, however, that such dollar limitation shall not apply to any Damages resulting from, relating to or arising out of breaches of any of the representations and warranties contained in Sections 2.1, 2.5(a), 2.14, 3.1 and 3.4. The Buyer shall not be obligated to make any indemnification payment pursuant to resulting from, relating to or arising out of breaches of representations and warranties made in or pursuant to this Agreement to any Company Indemnitee to the extent such indemnification payment, together with all other payments in respect of Approved Claims and Permitted Indemnification Claims, would exceed the Purchase Price; provided, however, that such dollar limitation shall not apply to any Damages resulting from, relating to or arising out of breaches of any of the representations and warranties contained in Sections 4.1 and 4.4.

         IX.5  Claims for Indemnification; Disputes.

                  (a Claims for Indemnification. Any Buyer Indemnitee or Company Indemnitee (generally, an "Indemnitee") shall give COMARCO or the Buyer, as the case may be (the "Indemnifying Party"), written notice (the "Indemnification Notice") of any claim (including the receipt of any demand) or the commencement of any action with respect to which indemnity may be sought by the Indemnitee (individually, a "Claim" and collectively, the "Claims") as soon as reasonably practicable but in no event more than 30 days after the Indemnitee has received notice or obtained actual knowledge of such Claim (provided that failure to give such notice shall not limit the Indemnifying Party's indemnification obligation hereunder except to the extent that the delay in giving, or failure to give, the notice adversely affects the Indemnifying Party's ability to defend against the Claim). To the extent reasonably practicable, the Indemnification Notice shall state the nature, basis and amount of the indemnification claim and include any relevant supporting documentation. The right of the Indemnitee to indemnification for a Claim shall be deemed to be accepted by the Indemnifying Party (the "Permitted Indemnification Claim") unless, within 30 days after the Indemnifying Party's receipt of the Indemnification Notice, the Indemnifying Party shall notify the Indemnitee in writing that it objects to the right of the Indemnitee to indemnification with respect to the Claim (the "Indemnification Objection Notice"). If the Indemnifying Party contests the propriety of any such claim described in the Indemnification Notice and/or the amount of Damages associated with such claim, then the Indemnifying Party shall deliver to the Indemnitee a written notice detailing with reasonable specificity all objections the Indemnitee has with respect to the claims contained in the Indemnification Notice ("Indemnification Objection Notice"). If the Indemnifying Party and the Indemnitee are unable to resolve the disputed matters described in the Indemnification Objection Notice within 15 days after the date the Indemnitee received the Indemnification Objection Notice, the disputed matters will be subject to the dispute resolution procedures set forth in Section 10.15 hereof. Any undisputed claims contained in the Indemnification Notice shall be deemed to be final and binding upon the Indemnifying Party(ies) and shall constitute an Approved Claim and a Permitted Indemnification Claim. If the arbitrator's determination of any disputed claims results in all or any portion of such claim properly being subject to set-off or indemnification pursuant to this Article IX, such claim or portion thereof shall be final and binding upon the Indemnifying Party(ies) and shall constitute an Approved Claim and/or a Permitted Indemnification Claim.

                  (b Control of Litigation; Mutual Cooperation. An Indemnitee against whom a third party claim is made shall give the Indemnifying Party an opportunity to defend such claim, at the Indemnifying Party's own expense and with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnitee, provided that such Indemnitee shall at all times also have the right to fully participate in the defense at its own expense. Failure of an Indemnifying Party to give the Indemnitee written notice of its election to defend such claim within 20 days after receipt of notice thereof shall be deemed a waiver by such Indemnifying Party of its right to defend such claim. If the Indemnifying Party shall elect not to assume the defense of such claim (or if such Indemnifying Party shall be deemed to have waived its right to defend such claim), the Indemnitee against whom such claim is made shall have the right, but not the obligation, to undertake the sole defense of, and to compromise or settle, the claim on behalf, for the account, and at the risk and expense, of the Indemnifying Party (including without limitation the payment by Indemnifying Party of the reasonable attorneys' fees of the Indemnitees). If one or more of the Indemnifying Parties assumes the defense of such claim, the obligation of such Indemnifying Party hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim. The Indemnifying Party shall not, in the defense of such claim, consent to the entry of any judgment or enter into any settlement (except with the written consent of the Indemnitee such consent not to be unreasonably withheld or delayed) which does not include as an unconditional term thereof the giving by the claimant to the Indemnitee against whom such claim is made of a release from all liability in respect of such claim except the liability satisfied by the Indemnifying Party on behalf of such Indemnitee in connection with such judgment or settlement. If the claim is one that cannot by its nature be defended solely by the Indemnifying Party, then the Indemnitee shall make available, at the
Indemnifying Party's expense, all information and assistance that the Indemnifying Party may reasonably request.

         IX.6 Exclusive Remedy. Absent fraud, each party hereto acknowledges and agrees that, from and after the Closing Date, its sole and exclusive remedy for claims for monetary damages with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX.


                                    ARTICLE X

                               GENERAL PROVISIONS

         X.1 Expenses. Except as otherwise provided in this Agreement, all expenses incurred pursuant to this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expense. The Company and COMARCO shall be responsible for any fee payable to Quarterdeck Investment Partners, Inc. as a result of the Agreement.

         X.2 Further Assurances. Each party hereto agrees to use such party's reasonable best efforts to cause the conditions to such party's obligations herein set forth to be satisfied at or prior to the Closing insofar as such matters are within its control. Each of the parties agrees from time to time and without further consideration to execute and deliver any and all further agreements, documents or instruments necessary to effectuate this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by any other party to evidence its rights hereunder. Each party hereto agrees to cooperate with the other parties in all reasonable requests made by such other parties with regard to all issues relating to this Agreement and the matters contemplated hereby to the extent such request is not inconsistent with the express provisions of this Agreement.

         X.3 Notices. Any notices hereunder shall be deemed sufficiently given by one party to another only if in writing and if and when delivered or tendered by personal delivery or as of 5 business days after deposit in the United States mail in a sealed envelope, registered or certified, with postage prepaid, 24 hours after deposit with an overnight courier, or 5 hours after confirmation of delivery by facsimile, addressed as follows:

 If to the Buyer:         ELECTRONIC WARFARE ASSOCIATES, INC.
                                   13873 Park Center Road
                                   Herndon, VA  20171
                                   Attn:             Carl Guerreri
                                   Telephone:        (703) 904-5700
                                   Telecopy:
                                                     ---------------
 If to the Company or
 COMARCO:                  COMARCO, INC.
                                   Bentall Executive Centre
                                   1551 North Tustin Ave.
                                   Suite 840
                                   Santa Ana, CA  92705
                                   Attention:        Don M. Bailey, Chairman
                                   Telephone:        (714) 796-1800

                                   Telecopy:         (714) 796-1802

or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section
10.3. A notice not given as provided above shall, if it is in writing, be deemed given if and when actually received by the party to whom it is given. Any party may unilaterally change any one or more of the addresses to which a notice to the party or its representative is to be delivered or mailed, by written notice to the other party hereto given in the manner stated above.

         X.4 Entire Agreement; Modifications. This Agreement and the agreements ancillary hereto, supersede any and all agreements heretofore made, written or oral, relating to the subject matter hereof, and constitute the entire agreement of the parties relating to the subject matter hereof. This Agreement may be amended only by an instrument in writing signed by the Buyer on the one hand and the Company and COMARCO on the other hand.

         X.5 Remedies, Waiver. To the maximum extent permitted by law, all rights and remedies existing under this Agreement are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right. No waiver shall be binding unless executed in writing by the party making such waiver.

         X.6 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision is held to be invalid or unenforceable, such provision shall be construed by the appropriate judicial body by limiting or reducing it to the minimum extent necessary to make it legally enforceable.

         X.7 Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of California, without regard to its conflict of laws provisions.

         X.8 Bulk Sales Compliance. The Buyer and the Company waive compliance with the provisions of the applicable statutes relating to bulk transfers or bulk sales.

         X.9 Interpretation. The Company, COMARCO and the Buyer each acknowledge that each party to this Agreement has been represented by counsel or has had the opportunity to review this Agreement with counsel in connection with the transactions contemplated hereby. Accordingly, any statute, rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and any such right is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Company, COMARCO and the Buyer.

         X.10 Knowledge Convention. As used in this Agreement, any statement given to the knowledge of the Company or of COMARCO shall mean to the knowledge of any of Don M. Bailey, Thomas Baird or John Hillis. Whenever any statement herein or in any schedule, exhibit, certificate or other document delivered to any party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge," or words of similar intent or effect, of any party or its representative, such party shall make such statement only after making inquiry of all relevant officers, employees or agents of such entity reasonably believed by the party taking such statement to be relevant to the same, and each such statement shall be deemed to include a representation that such inquiry has been made.

         X.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         X.12 Recitals, Schedules and Exhibits. The recitals, schedules and exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

         X.13 Section Headings. The section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         X.14 Guaranty. By its execution at the foot of this Agreement, Electronic Warfare Associates, Inc. hereby unconditionally guarantees and undertakes to perform, if necessary, all of the obligations of, and commitments and covenants by, the Buyer contained in this Agreement and all other agreements required to be executed into and delivered hereunder by the Buyer.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

           EWA SERVICES, INC., a Delaware corporation


                                    By:
                                             Name:
                                             Title:


         COMARCO SYSTEMS, INC., a California corporation


                                    By:
                                             Name:    Don Bailey
                                             Title:   Chairman


                                    COMARCO, INC., a California corporation


                                    By:
                                             Name:    Don M. Bailey
                                             Title:   Chairman

FOR PURPOSES OF SECTION
10.14 HEREOF ONLY:                  ELECTRONIC WARFARE ASSOCIATES, INC.
                                            a Virginia corporation


                                            By:
                                                     Name:
                                                     Title:

                                TABLE OF CONTENTS

                                                                          Page

ARTICLE I  PURCHASE AND SALE OF ASSETS......................................1

         1.1    Purchase and Sale of Assets.................................1
         1.2    Excluded Assets.............................................2
         1.3    Consideration...............................................3
         1.4    Payment of Purchase Price...................................3
         1.5    Assumption of Liabilities...................................4
         1.6    Allocation of Purchase Price................................5
         1.7    Employees; Benefit Plans....................................5
         1.8    Prorations..................................................7
         1.9    Closing; Effective Time.....................................7
         1.10   Deliveries at Closing.......................................7

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF COMARCO AND THE COMPANY.......8

         2.1    Organization and Good Standing..............................8
         2.2    Investment..................................................8
         2.3    Authorization and Approvals.................................8
         2.4    No Violations...............................................9
         2.5    Title to Assets; Sufficiency................................9
         2.6    Transactions with Related Parties...........................9
         2.7    Financial Statements.......................................10
         2.8    Licenses and Permits.......................................10
         2.9    Absence of Certain Changes.................................10
         2.10   Contracts..................................................12
         2.11   Compliance With Laws.......................................13
         2.12   Litigation.................................................13
         2.13   Environmental Compliance...................................14
         2.14   Brokers and Finders........................................14
         2.15   Employees..................................................14
         2.16   Labor Matters..............................................15
         2.17   Employee Benefit Plans.....................................15
         2.18   Patents, Trademarks, Trade Names, etc......................15
         2.19   Business Records...........................................16
         2.20   Control of Essential Records...............................16
         2.21   Properties.................................................17
         2.22   Absence of Unlawful Payments...............................17
         2.23   Service Liability..........................................18
         2.24   Government Procurement Rules...............................18
         2.25   Governmental Review........................................18
         2.26   Government Claims..........................................18
         2.27   Government Furnished Property..............................18
         2.28   Full Disclosure............................................18
         2.29   Relationships with Customers and Suppliers.................19
         2.30   Accounts...................................................19

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF COMARCO....................19

         3.1    Organization and Power; Foreign Qualification..............19
         3.2    Authorization and Enforceability of Agreements.............19
         3.3    No Conflicts...............................................20
         3.4    Brokers and Finders........................................20
         3.5    Litigation.................................................20
         3.6    Compliance with Laws.......................................20

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF THE BUYER..................21

         4.1    Organization and Power; Foreign Qualification..............21
         4.2    Authorization and Enforceability of Agreements.............21
         4.3    No Conflicts...............................................21
         4.4    Brokers and Finders........................................22
         4.5    Litigation.................................................22
         4.6    Financing..................................................22

ARTICLE V   COVENANTS......................................................22

         5.1    Consents and Approvals; Fulfillment of Conditions..........22
         5.2    Transfer Taxes.............................................22
         5.3    Use of Name................................................23
         5.4    Publicity..................................................23
         5.5    Discharge of Liabilities...................................23
         5.6    Maintenance of Records.....................................23
         5.7    Confidentiality............................................23
         5.8    Disclosure of Breach Discovered............................23
         5.9    Billed Accounts Procedures.................................23
         5.10   Cooperation................................................24
         5.11   Personnel Matters..........................................24
         5.12   GFP Confirmation...........................................24

ARTICLE VI  COVENANT NOT TO COMPETE; NON-SOLICITATION; CONFIDENTIALITY.....25

         6.1    Noncompetition.............................................25
         6.2    Nonsolicitation............................................25
         6.3    Nondisclosure..............................................25
         6.4    Severability...............................................26
         6.5    Injunctive Relief..........................................27

ARTICLE VII  CONDITIONS TO THE OBLIGATIONS OF THE BUYER....................27

         7.1     Representations and Warranties of COMARCO and the Company.27
         7.2     Absence of Litigation or Investigation....................27
         7.3     Consents..................................................27
         7.4     Closing Payment...........................................27
         7.5     Delivery of Documents.....................................27

ARTICLE VIII  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND COMARCO.....28

         8.1    Representations and Warranties of the Buyer................28
         8.2    Absence of Litigation or Investigation.....................28
         8.3    Closing Payment............................................28
         8.4    Delivery of Documents......................................28

ARTICLE IX  SURVIVAL; INDEMNIFICATION......................................28

         9.1    Survival...................................................28
         9.2    Indemnification by the Company and COMARCO.................28
         9.3    Indemnification by the Buyer...............................29
         9.4    Limitations on Recoverable Losses..........................30
         9.5    Claims for Indemnification; Disputes.......................30
         9.6    Exclusive Remedy...........................................31

ARTICLE X  GENERAL PROVISIONS..............................................32

         10.1   Expenses...................................................32
         10.2   Further Assurances.........................................32
         10.3   Notices....................................................32
         10.4   Entire Agreement; Modifications............................33
         10.5   Remedies, Waiver...........................................33
         10.6   Severability...............................................33
         10.7   Governing Law..............................................33
         10.8   Bulk Sales Compliance......................................33
         10.9   Interpretation.............................................33
         10.10  Knowledge Convention.......................................33
         10.11  Counterparts...............................................34
         10.12  Recitals, Schedules and Exhibits...........................34
         10.13  Section Headings...........................................34
         10.14  Guaranty...................................................34